Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned until the undersigned is no longer required to file Schedule 13Gs, without the necessity of filing additional joint filing statements. Until the undersigned is no longer required to file Schedule 13Gs, the undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2014

AGECHEM VENTURE FUND L.P.

By:	AGECHEM FINANCIAL INC., its General Partner

By:	/s/ Louis Lacasse
Name: Louis Lacasse
Title: President

AGECHEM FINANCIAL INC.

By:	/s/ Louis Lacasse
Name: Louis Lacasse
Title: President

/s/ Louis Lacasse
Louis Lacasse

/s/ Martial Lacroix
Martial Lacroix

/s/ Élizabeth Douville
Élizabeth Douville

/s/ Ines Holzbaur
Ines Holzbaur